Exhibit 99.1

                                                                   NEWS RELEASE
                                                                 April 17, 1998


FOR IMMEDIATE RELEASE


                        GREENTREE SOFTWARE, INC. ANNOUNCES
                       PRIVATE OFFERING OF CONVERTIBLE DEBT


EDEN PRAIRIE, MINNESOTA, April 17, 1998 -- GREENTREE SOFTWARE, INC. (OTC BULLETIN BOARD: GTSW) today announced that it has sold a convertible promissory note in the principal amount of $3.2 million to an accredited investor. The note is convertible at any time into shares of Common Shares at a conversion price of the lesser of $.80 or 80% of the average closing bid price of the Common Shares for the five trading days preceding the conversion date. The note will automatically convert into shares of Common Shares at the applicable conversion price upon the later of the filing of certain amendments to the Company's Certificate of Incorporation, which require stockholder approval, or July 16, 1998, provided that certain covenants are not in default. Unless earlier converted into Common Shares, the note will mature on July 31, 1998. The note will bear no interest prior to its maturity date, and interest will accrue at a rate of 8% per annum on any portion of the principal not paid when due. The proceeds of this private offering will be used to pay outstanding accounts payable, amounts owed to current and former employees and consultants, and to facilitate marketing and sales efforts and customer support functions.

THE SECURITIES OFFERED AND SOLD BY THE COMPANY IN THE PRIVATE OFFERING HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR ANY APPLICABLE STATE SECURITIES LAWS AND MAY NOT BE OFFERED OR SOLD IN THE UNITED STATES ABSENT REGISTRATION OR AN APPLICABLE EXEMPTION FROM REGISTRATION.